Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated March 11, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAC9

Principal Amount (in Specified Currency): $500,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: March 11, 2013
Original Issue Date: March 13, 2013
Stated Maturity Date: March 14, 2014

Interest Payment Dates: Each March 14, June 14, September 14 and December 14,
beginning June 14, 2013 (long first coupon)

Net Proceeds to Issuer: $499,850,000
Agent: Deutsche Bank Securities Inc.
Agent’s Discount or Commission: 0.03%
Agent’s Capacity:
[  ] Agent
[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[X] Federal Funds Rate
[  ] Federal Funds Open Rate
[  ] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Spread (+/-): +0.155%
Spread Multiplier: N/A

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Date: Two Business Days prior to each related Interest Payment Date
Interest Determination Dates: First Business Day preceding each related Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[  ] Modified Following, adjusted

Business Day: New York

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date